Exhibit 10.7





September 23, 1996


Mr. Robert Rouse
624 Nalls Farmway
Great Falls, VA 22066


Dear Bob:

It is with great pleasure that I offer you the position of Executive Vice President. Assuming that you accept this offer, you will officially assume this position on or before October 7, 1996.

The primary responsibilities of this position are to lead and direct the operations and engineering functions for the corporation. This includes building "world class" organizations in engineering, customer service, field operations, network operations and the systems necessary to support them. Among other things, this will entail staffing the organization with highly talented people, and providing the necessary guidance, motivation, and development to your staff. The organization expects this position to be the catalyst that brings all the functions of the company together in order to insure the development and implementation of sound operational strategies.

This is an extremely important executive officer position of ICI. The position reports directly to me and pays a yearly base salary of $220,000 (based on 52 weeks service). You will be elligible for an annual salary review, commensing October 7, 1997. In addition, this position has an annual management incentive compensation target opportunity of 50% of base salary, which would be pro rated for 1996. (Assuming you start on October 1, 1996, you would be eligible for 3/12 of this target opportunity, or $36,300.) This bonus opportunity is contingent upon the achievement of corporate revenue, EBITDA, and capital budget objectives as well as the achievement of two to five individual objectives which relate to your primary responsibilities. You are expected to establish these individual objectives, with my approval.

You will receive two separate stock awards under the Company's Long-Term Incentive Plan as described on the following page. For purposes of the stock option grant your employment start date will be deemed to be Friday, September 20, 1996, the day this offer was approved by the Board of Directors.

Grant 1. A stock option covering 100,000 shares of common stock which will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under the Plan.

Grant 2. You will receive a contingent restricted stock award covering 20,000 shares of common stock on the date you join the Company. The restricted stock covered by this award will only be issued if and when the fair market value for the Company's common stock, measured over a 90-day period or upon the occurrence of a change in control, reaches a price of $40.00 per share within the first two years of your employment with ICI. Any restricted stock issued will vest in equal monthly increments over the next five years as long as you continue to be employed by ICI.

The options comprising Grant 1 and any restricted stock issued pursuant to Grant 2 will immediately vest upon a change in control of the Company. You will receive consideration annually for additional stock option awards, based on your performance and the performance of the Company.

As an employee of ICI, you will be entitled to all employee benefits: Medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401k Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on or before October 7, 1996, your medical benefits will be effective December 1, 1996. You will be eligible for 3 weeks of paid vacation per year, including your first year of employment.

In addtion to the standard ICI medical benefits, you will be reimbursed for the cost of Cobra benefits continuation for the first 12 months of your employment by ICI.

This offer includes a relocation allowance of up to $112,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with ICI's Relocation Policy, a copy of which is attached. Reimbursable expenses include items such as transportation of you and your family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses, house hunting trips, temporary living, and trips home from the temporary residence. The Company will "gross up" the taxable elements of this reimbursement. The "gross-up" is not considered part of the relocation allowance.

This offer includes a hiring bonus of $45,000, payable February 1, 1997.

The relocation assistance and hiring bonus create a debt to ICI which will be forgiven over a 12 month period commencing on your date of hire. If you voluntarily terminate your employment with ICI prior to the end of this 12 month period, the relocation balance that exceeds the forgiven amount must be repaid to the Company.

In the event of a change in control of the Company and should your employment be terminated involuntarily or should you voluntarily terminate your employment as a result of a substantial diminution of your position and responsibilities, you will be entitled to twelve months severance pay (base salary only) and executive level outplacement services.

In addition, in the event that your employment is terminated involuntarily for any reason other than unacceptable behavior, as described in the ICI Employee Manual, you will be entitled to twelve months severance pay (base salary only) and executive level outplacement services.

Bob, we sincerely believe that ICI has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the ICI team.


Sincerely,



David C. Ruberg
President & CEO


By signing below I accept this offer:

______________________________    _________
Signature                         Date